Exhibit 10.1

RESTATED SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), effective this 25th day of April, 2018, is made by and between StoryCorp Consulting, d/b/a Wells Compliance Group, a Nevada corporation, David R. Wells, individually, both with an address at 3435 Ocean Park Boulevard, #107-478, Santa Monica, California, 90405 (collectively, the “Service Provider”) and Diego Pellicer Worldwide, Inc., a Delaware corporation, having its principal offices located at 9030 Seward Park Ave., Seattle, Washington 98118 (the “Company”), with each sometimes referred to as a “Party” and collectively, as the “Parties”. This Restated Settlement Agreement replaces that certain Settlement Agreement signed by the Parties on February 19, 2018 (the “Original Agreement”).

B A C K G R O U N D:

WHEREAS, the Service Provider has rendered accounting and financial services to the Company for several years and has accrued unpaid invoices of a total of $ $47,245.03 (the “Company Debt”) which has been disputed by the Company;

WHEREAS, the Service Provider and the Company previously attempted to settle the Company Debt but the process was pursuant to the Original Agreement was defective and now desire to resolve the Company Debt and agree to a settlement pursuant to the terms set forth below in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payment of Company Debt.

A. The Company shall cause its transfer agent to issue to the Service Provider, in the name of David R. Wells, a certificate representing Two Million Five Hundred Thousand (2,500,000) shares of the Company’s common stock (the “Payment Shares”) in full and complete satisfaction of the Company Debt. Schedule A attached hereto sets forth the Company Debt and the dates of its accrual. The Company shall cause the issuance of an additional certificate, representing 1,000,000 of the Payment Shares as soon as practicable and the Service Provider hereby acknowledges his receipt of a certificate, representing 1,500,000 of the Payment Shares.

B. In further consideration of the Service Provider accepting the Payment Shares as full payment of the Company Debt, the Company shall cause its Counsel to prepare and file a Form S-8 registration statement, registering the Payment Shares for resale under the Securities Act of 1933, as amended, with all costs and fees paid by the Company. Service Provider hereby agrees to cooperate with the Company in the preparation and filing of the registration statement.

2. Governing law.

This Agreement shall be governed by the laws of the State of California.

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3. Costs and attorney’s fees.

The Parties agree to bear their own costs and attorney’s fees in connection with the negotiation of this Agreement.

4. Releases.

Each of the Parties (on behalf of their respective affiliates, parents, subsidiaries, shareholders, officers, directors, employees, agents, attorneys, predecessors, successors and assigns) hereby releases and discharges the other (and their respective affiliates, parents, subsidiaries, shareholders, officers, directors, employees, agents, attorneys, predecessors, successors and assigns) from any and all claims and causes of action, whether known or unknown, that have arisen as of the date of this Agreement, including, without limiting the generality of the foregoing, any or all claims that were or could have been made concerning the Company and or the Service Provider. Each of the Parties acknowledges and expressly waives the provisions of California Civil Code section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

5. Successors and assigns.

This Agreement shall be binding and inure to the benefit of the Parties and their respective successors and assigns.

6. Counterparts.

This Agreement may be signed in counterparts, each of which shall be deemed an original. This Agreement may only be amended in writing, which amendment may also be signed in counterparts.

7. Further assurances.

The Parties agree to execute and deliver any additional papers, documents and other assurances, and take all acts that are reasonably necessary to carry out the intent of this Agreement.

8. No third-party beneficiaries.

Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement, nor shall anything in this Agreement be construed as creating an obligation by either ICANN or VeriSign to any non-party to this agreement.

9. Notices.

Any notices that are provided pursuant to this Agreement shall be provided via both electronic mail and writing (either facsimile or U.S. Mail) to the other party as follows:

To Service Provider:	Wells Compliance Group
Attn: CEO David R. Wells
3435 Ocean Park Boulevard, #107-478
Santa Monica, CA 90405
drwells@wellscompliance.com

To Company:	Diego Pellicer Worldwide, Inc.
Attn: Nello Gonfiantini, Vice President
6160 Plumas Street, Suite 100
Reno, Nevada 89519
Nello@cbayfinancial.com

10. Mutual contribution.

This Agreement was drafted by both of the Parties and, thus, shall not be construed against any Party because that Party initially drafted any particular provision.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Diego Pellicer Worldwide, Inc.		StoryCorp Consulting, d/b/a
Wells Compliance Group

By:	/s/ Ron Throgmartin	By:	/s/ David R. Wells
	Ron Throgmartin		David R. Wells, President and CEO
Chief Executive Officer

/s/ David R. Wells
David R. Wells, Individually

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Statement

Wells Compliance Group
16255 Ventura Blvd, Suite	Date
504	2/15/2018
Encino, CA 91436

To: Ron Throgmartin, CEO

Diego Pellicer Worldwide, Inc.

		Amount Due	Amount Enc.
		$47,995.03

Date	Transaction	Amount	Balance
07/31/2016	INV #2261. Due 07/31/2016. Orig. Amount $5,000.00. Per email agreement INV #2293.	2,207.81	2,207.81
09/30/2016	Due 09/30/2016. Orig. Amount $5,000.00. Per email agreement INV #2296. Due	5,000.00	7,207.81
10/31/2016	10/31/2016. Orig. Amount $5,000.00. Per email agreement INV #2309. Due	5,000.00	12,207.81
11/30/2016	11/30/2016. Orig. Amount $5,037.22. Per email agreement INV #2321. Due	5,037.22	17,245.03
12/31/2016	12/31/2016. Orig. Amount $5,000.00. Per email agreement INV #2332. Due 01/31/2017.	5,000.00	22,245.03
01/31/2017	01/31/2017. Orig. Amount $5,000.00. Per email agreement INV #2340. Due	5,000.00	27,245.03
02/28/2017	02/28/2017. Orig. Amount $5,000.00. Per email agreement INV #1. Due 03/31/2017.	5,000.00	32,245.03
03/31/2017	Orig. Amount $5,750.00. Per email agreement INV #12. Due 04/30/2017. Orig. Amount	5,750.00	37,995.03
04/24/2017	$5,000.00. Per email agreement INV #17. Due 05/31/2017. Orig. Amount $5,000.00.	5,000.00	42,995.03
05/22/2017	Per email agreement	5,000.00	47,995.03

CURRENT	1-30 DAYS PAST DUE	31-60 DAYS PAST DUE	61-90 DAYS PAST DUE	OVER 90 DAYS PAST DUE	Amount Due
0.00	0.00	0.00	0.00	47,995.03	$47,995.03

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